EXHIBIT 99
December 20, 2004
IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 841-6925

Severn Bancorp, Inc. Announces Issuance of Trust Preferred Securities

Severn Bancorp, Inc. (Nasdaq SVBI), the parent company of Severn Savings Bank, FSB, announced today that it has completed an issuance of $20 million of trust preferred securities through a newly formed subsidiary trust organized under Delaware law. The trust preferred securities bear a variable rate of interest, equal to 200 basis points over three month LIBOR. The trust preferred securities represent guaranteed beneficial interests in a like amount of junior subordinated debentures having the same terms, due in 2035, issued by the Company. The issuance of the trust preferred securities was through a pool managed by the investment banking firm of Bear Stearns. Substantially all of the proceeds are intended to qualify as tier 1 capital for the Company.

The net proceeds of the trust preferred securities issuance are expected to be used by the Company for the construction of its headquarters building at 2 Westgate Circle, Annapolis, Maryland and for general corporate purposes.

“This issuance will solidify Severn’s capital base, will allow for future growth and will be non dilutive to the Company’s shareholders. It is very positive for the Company’s long term prospects”, said Melvin E. Meekins, Jr. Executive Vice President of the Company.

The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities.

The Company is the holding company of Severn Savings Bank, FSB which specializes in community mortgage lending and Hyatt Commercial, a commercial real estate brokerage, property management and development firm. The Company has approximately $700 million in assets and reported year to date net income of $9,535,000 through September 30, 2004.

For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, 410-841-6925, e-mail: mmeekins@severn.hpwsb.com or skirkley @ severn. hpwsb.com.

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